Exhibit 99

Contact:
Chris Marcus - Fyre Marketing

1-800-540-BLRV (2578)
Office: (775) 324-4881

chris@fyremarketing.com
www.bullionriver.com

BULLION RIVER GOLD CORP. SUCCESSFULLY COMPLETES TEST MINING
AT ITS FRENCH GULCH MINE AND STARTS PRODUCTION AS OF NOVEMBER 10, 2006

RENO, NV: November 10, 2006 - - Bullion River Gold Corp. (OTCBB: BLRV) announces it has successfully completed test mining at its French Gulch mine and is starting production. The test mining consisted of mining ore from the two main vein systems, the Washington and the Lucky 7 veins, the overhaul, upgrading and commissioning of its 220 t/d mill, the installation and commissioning of a water treatment plant and ongoing development work. The mill, with its gravity and flotation circuits, has averaged just over 90% recovery during the final phases of test mining. During the initial test mining phase between June and August, 641 tons of low grade material (around 0.1 oz/ton) was processed in order to confirm the general functioning of the mill, the fine tuning of the entire process and the training of mill operators. After accomplishing these tasks, higher grade material in excess of 3,100 tons was tested from the beginning of September at recovery rates of plus 85%, with the final two weeks exceeding 90 % recovery.

An average grade of 0.35 ounces/ton of gold was achieved for the month of September and an average grade of 0.76 ounces/ton of gold for the month of October. Total production for the test mining phase from the start to the end of October is 1,698 ounces of gold and approximately 350 ounces of silver. Gold shipments to the refinery have been started and the first gold credits are being received.

Peter M. Kuhn, president of Bullion River Gold Corp. comments: “We are very pleased with the results of our test mining. While we encountered numerous technical, organizational and supply challenges which extended the test mining phase, we have learned to master these challenges in a safe and efficient manner. The tested areas in the Lucky 7 and Washington vein systems have at times shown extraordinary grades and demonstrate an enormous potential of the ore bodies in whole. Our mill is working very efficiently and steadily and we continue to increase the tonnage on a constant basis. Our crew of 110 people on site is working very diligently and safely in a very dedicated and professional manner and has now worked more than 2 years without a lost time accident.

Our near term goals are to increase the mining production rate to the mill’s operating capacity, then start expansion of our mill, to continue underground exploration and development, continue driving the main decline to access the Lucky 7 and Washington veins, and to accomplish positive cash flow. We are very excited about joining the ranks of gold producing companies, and look forward to developing our North Fork and Mission mines in the next few years.”

The company completed on Nov 8, 2006 a private placement unsecured debenture raising $2,861,000.00. The debenture is a 12 % p.a. convertible instrument, convertible into common shares at $0.75. In addition, the debenture has 1.333 warrants for each dollar invested with an exercise price of $1.00 which is exercisable for two years.

About Bullion River Gold Corp.: Bullion River Gold Corp. is an American-based mineral exploration company focusing on regions containing gold-silver deposits predominantly located in the Western United States. The company has seven properties, five of which are located in Nevada. Two of the Nevada properties are considered advanced projects and three are considered grassroots projects. The three remaining properties are in California. All three of these properties are past producers.

For more information, contact Chris Marcus, Fyre Marketing at (800) 540-BLRV (2578) or at chris@fyremarketing.com or visit the Company's website at www.bullionriver.com or the U.S. Securities & Exchange Commission's website at www.sec.gov/ to review Bullion River's latest filings.

This release contains certain statements that are "forward-looking" statements (as the term is defined in the Private Securities Litigation Reform Act of 1995) including statements regarding SEC approval and the sufficiency of the funds raised. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future expectations and trends. As such, they are subject to numerous risks and uncertainties, such as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations, and other factors over which Bullion River Gold Corp. may have little or no control. Actual results and performance may be significantly different from expectations or trends expressed or implied by such forward-looking statements. Bullion River Gold Corp. expressly disclaims any obligation to update the statements contained in this release.

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